Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

EPIC - Q2 2010 Epicor Software Earnings Conference Call

Event Date/Time: Jul 29, 2010 / 09:00PM GMT

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FINAL TRANSCRIPT
Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

CORPORATE PARTICIPANTS

Damon Wright

Epicor—VP, IR

George Klaus

Epicor—CEO

Mike Pietrini

Epicor—CFO

John Hiraoka

Epicor—Chief Marketing Officer

Russ Clark

Epicor—SVP, Finance

CONFERENCE CALL PARTICIPANTS

Ajay Kasargod

Morgan Keegan—Analyst

Ross MacMillan

Jefferies—Analyst

Kevin Liu

B Riley—Analyst

Mark Schappel

Benchmark—Analyst

Brian Murphy

Sidoti—Analyst

Steve Koenig

Longbow—Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for holding, and welcome to Epicor’s second quarter call. Today’s conference is being recorded, and at this time I would like to turn the conference over to Damon Wright, Vice President of Investor Relations. Please go ahead, sir.

Damon Wright —Epicor—VP, IR

Thank you, Kevin, and Good afternoon, everyone. We appreciate you all joining us today on our call to discuss Epicor’s 2010 second quarter financial results. Joining the call today to comment on the results are George Klaus, Epicor’s Chairman, President and CEO on and Mike Pietrini, Executive Vice President and CFO. Russ Clark, our Senior Vice President, Finance and John Hiraoka, Executive Vice President and Chief Marketing Officer are also on the call to participate in the Q&A session. George will begin the call with a few comments followed by Mike who will discuss certain financial results and trends in our business in more detail. Prior to beginning, I appreciate your patience as I review our safe harbor statement.

Discussions on today’s call will include forward-looking statements. These forward-looking statements include statements regarding the Company’s expected revenue, earnings and other financial results as well as new product releases and other statements that are not historical facts. Actual results may differ materially from those expressed or implied in the forward-looking statements.

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FINAL TRANSCRIPT
Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

Today’s comments will also include a discussion of certain non-GAAP financial measures such as free cash flow and non-GAAP earnings, which exclude amortization of prior intangible assets, stock-based compensations, expense, restructuring and other charges. The most directly comparable GAAP financial measures and information reconciling the company’s non-GAAP and GAAP results are included in our earnings released in the Form 8-K filed with the SEC.

With that I would like to turn the call over to George. George?

George Klaus—Epicor—CEO

Thanks, Damon. Thanks to everyone on the call and the webcast for joining us today.

We are pleased with our 2010 Q2 performance as we executed through our plan, growing earnings in every revenue line over last year’s second quarter. We remain at the very early stages of Epicor 9 product cycle. Yet we are already experiencing strong sales momentum despite worldwide economies that are still at the beginning stages of recovery.

2010 second quarter software revenue were up year over year by more than 9%, and we improved our non-GAAP net income by more than 14%. For the first six months of 2010, software revenues are up 15% with non-GAAP net income increasing nearly 18% over the prior year. Pipelines continue to support strong software revenues and we expect a 2010 third quarter to buck normal seasonal trends of a steep decline.

Our software revenue growth is being driven by the most important aspect of our business, new name sales. Sales to new name ERP customers are up year over year by more than 38% in the first half of 2010. New name revenue is the lifeblood of a software company, and remember, for Epicor 80% of the revenue we receive from a customer comes after the initial sale. We have now shipped Epicor 9 to more than 600 new customers and our reference base is growing as we have more than 200 companies running their business on Epicor 9. This is up from 150 in April, and we expect to have at least 140 additional customers running their business on Epicor 9 by the end of this year.

Given the economy, sales into our base of existing ERP customers continues to be challenging, and customer base software revenues for the second quarter and the first half of 2010 are down year over year. With that said, Epicor produces great products and when a company is already running its business on an Epicor solution, during uncertain economic times they are more likely to hold off on upgrading or adding functionality until they see a turn around in the economy and their business. As evidenced by our maintenance retention rate that once again hit 94% and have exceeded 92% for more than 10 years, our customer base is happy, with increased visibility, effectiveness and efficiency our solutions provide for their business.

As economies throughout the world continue to recover, we expect customer base sales to rebound which should drive even stronger growth for Epicor. We believe our new name sales are strong indicator that Epicor 9 is driving and taking market share. No single market or geography has returned anywhere close to the spending levels of 2007 or 2008. However, we are seeing significant new name revenue growth because we have more markets and geographies to sell into versus prior years. New name customer wins hit a two-year second quarter high of 139, and our pipeline for new name business continues to grow as we further expand our addressable markets with the addition of new features, functionality, localizations and languages for Epicor 9.

With that said now I would like to turn the call over to Mike to add some additional points of the quarter. Mike?

Mike Pietrini—Epicor—CFO

Thank you, George.

Before I review some of our traditional quarterly metrics, I want to take some time to expand a bit on George’s commentary around the strong sales we are experiencing into new name accounts. Over the past year, we have been very vocal regarding the expansion of our overall market space and the fact that we believe we are taking market share. Given that backdrop, I felt it important to provide the metrics behind those statements as well as some additional granularity behind our strong growth.

There are three primary areas where we have significantly increased our market opportunity since the release of Epicor 9.

First, access to more distribution company prospects with the enhanced distribution capabilities of Epicor 9. This enables us to address the complex requirements of an additional 60,000 distribution companies in the Americas alone. Second, expanded manufacturing function, which is

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Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

helping us compete for larger opportunities, and has opened up adjacent manufacturing verticals such as aerospace and defense and print and packaging. And third, additional languages and localizations which combined with global financial’s capabilities of Epicor 9, now gives us the ability to take our leading mid-market solutions into geographies where we could not compete in years past.

Turning to more detail around our distribution capabilities, in the 2010 second quarter, we grew our name Americas distribution software sales by more than 150% versus the year earlier period. We are selling to more customers, and since we are selling more complex solutions, the ASPs for our software sales into new name distribution customers are up. In the manufacturing vertical, new features in functionality, including our global financials package, led to a 39% year over year increase in new name manufacturing software sales in the 2010 second quarter. Manufacturing ASPs are up more than 24% over last year’s second quarter as we are selling more of our solution into larger and larger companies throughout the world. Our investment in building our adjacent manufacturing vertical capabilities is paying off, as one of our largest deals in the quarter was in print and packaging.

On the international front, we have been investing in additional languages and localizations to further expand our addressable markets. As a result of those investments, since its December 2008 launch, we have added nine new languages and tripled the number of countries we can now effectively compete in with Epicor 9. We are on track to add an additional nine languages and another 11 countries by the end of 2010, bringing the total addressable geographic reach of Epicor 9 to 32 languages and 53 countries.

Our international expansion is proving successful as Q2 sales of Epicor 9 to new name international customers grew by more than 60% over last year. Additionally, ASPs increased by more than 26%. Europe overall was strong, up 35% over the second quarter of 2009. With UK, new name sales up more than 70% quarter over quarter. Asia was also a standout, with new name sales increasing more than 100% versus Q2 of 2009. The Middle East also had a strong quarter, growing new name sales by more than 30% and adding 10 new name customers, including our first wins in Kuwait and Oman.

We believe these metrics support the fact that our addressable markets have grown significantly based on the investments we have made in Epicor 9 and clearly confirm that we are taking market share. Early sales into any market are generally the most costly, as we have to establish ourselves. We fully expect these investments will continue to drive market share gains and translate into increased profitability contribution over time.

Turning to some additional metrics from the quarter. As George highlighted, we had a solid quarter, with total revenue of $109.2 million being driven by growth across all revenue lines. We exceeded the top end of the range of our revenue guidance, primarily due to stronger than expected hardware sales in our retail vertical.

Software revenue increased year over year by more than 9% to $19.2 million dollars. Epicor 9 was the principal driver behind our new name sales and represented approximately 85% of our new name business in the second quarter. Retail continues to be a challenging vertical given the economy. Spending in our retail business is exactly the opposite to ERP, meaning that sales into our customer base far exceeded new name sales in the second quarter. While this has always been the case, the delta has been more exacerbated as there are fewer new name opportunities in this economic climate.

Additionally, new store openings, a significant historical driver of retail software sales, continue to be slow. Despite these challenges, retail sales represented four of our top ten sales in the quarter, and we are having success selling point solutions into our existing customer base. Additionally, we are experiencing improvement in our out lying retail pipeline. However, retail deals have much longer sales cycles, and as such, we are not expecting any significant improvement in the retail software spending environment for this year.

Now, turning to software gross margins.

Software gross margin was 75.4%. Due to the mix of software revenues which included a greater percentage of third party products, our top ten customer wins for Q2 once again averaged $350,000 in software revenue and we continue to see increased interest by larger and larger companies. Of the top ten wins, six were Epicor 9 and four were retail. The largest win in the quarter was a retail order from an existing customer adding two of our point solutions.

In reviewing the consulting business, consulting revenue was $34.3 million dollars, up by 7% over last year and up sequentially by 10% over the first quarter of 2010, as our consulting teams began to apply the additional training they received in Q1. Utilization also improved with consulting margins increasing sequentially over the 2010 first quarter by nearly two percentage points to just under 19%, approaching our near term target of 20%.

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Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

Turning to maintenance. Maintenance revenue of $47.5 million was up modestly over last year, with gross margins of 75%. Retention rates continue to be strong, coming in at 94% for ERP and nearly 100% for retail. Our strong retention is a reflection of our customer satisfaction with our solutions and with our continued execution to our protect, extend and converge product strategy. Our win back program continues to be successful as we brought 115 customers back on to maintenance contracts that had previously gone off.

Hardware revenue was $8.2 million with gross margins of 12.1%. Overall gross margin, excluding amortization, was 52.7%, down year over year by 3.5% due primarily to revenue mix, which included a higher percentage of lower margin hardware.

Turning to operating expense. Excluding restructuring, total operating expense for the 2010 second quarter decreased sequentially from the 2010 first quarter both in terms of total dollars and as a percentage of revenue. When compared to the year earlier period, opex was also down as a percentage of revenue, but up in total dollars. The year over year increase in total dollars was driven by increases in R&D and sales and marketing expense offset by lower G&A expense.

On the R&D side, we continue to invest in additional features and functionality for Epicor 9. We are also adding languages and localizations to further expand our addressable markets. On a sequential basis, 2010 second quarter sales and marketing expense was down as a percentage of software revenue. However, we did spend a bit more as a percentage of software revenue when compared to the 2009 second quarter.

As I eluded to earlier, establishing beach heads and new geographies for Epicor 9 has front loaded costs associated with expanding the footprint of our addressable markets. We are also investing in additional marketing programs aimed at driving future Epicor 9 revenue. As mentioned on our last call, we are expanding our BDR lead generation program domestically and abroad, a key tenet to generating new name sales. We also continue to invest in the development of relationships with some of the larger systems integrators.

Additionally, given the uncertainty surrounding the economy at the end of 2009, sales incentive plans for 2010 were set at levels where accelerators have now become much more attainable given the overachievement we have been experiencing with Epicor 9 new name sales. As such, a large portion of our sales organization is currently on track to perform above plan which has increased compensation expense. We have identified this issue, and we are making some adjustments.

Now looking at some balance sheet metrics. We continue to have strong cash collections bringing in $117 million during the quarter. Our free cash flow generation was also strong at $11.2 million, with cash flow from operations of $12.9 million helping to support a further $5 million discretionary payment on our credit facility in April. Our cash and cash equivalents balance as of June 30, was $109.4 million. Our debt balance consists primarily of our $230 million obligation to holders of Epicor’s senior convertible notes and borrowings under our credit facility, which was $62.5 million at the end of the quarter, and is now $57.5 million following an additional $5 million discretionary payment this week.

Now, highlighting our guidance. Pipelines continue to improve, and we see encouraging signs that support our belief that increase spending on software applications will continue, particularly spending by new name customers of Epicor 9. In fact, as George alluded to earlier, our pipeline support our belief that the third quarter will not have its historic seasonal steep dropoff in software revenues. Consulting revenues are expected to be down slightly, due to summer vacations. 2010 third quarter total revenue is expected to be in the range of $106 million to $108 million, with hardware revenue expected to be $5 million to $6 million. Non-GAAP EPS is expected to be in the range of $0.13 to $0.015.

I would now like to turn the call back to George.

George Klaus—Epicor—CEO

Thanks, Mike. I have a few closing remarks prior to opening the calls to some questions.

We are delivering on our financial guidance, executing for the past six quarters in the a row and, as just covered by Mike, we expect to continue to improve on our financial metrics in the third quarter. Epicor has excellent products, services, and support that significantly improve our customers’ ability to effectively and efficiently run their businesses. Our proven lower total cost of ownership and single point of accountability are differentiating Epicor in the marketplace, and we are gaining share.

As evidenced by many of the metrics we are providing today, we are at the very front end of a product cycle that is further differentiating Epicor from our competition and providing us with the opportunity to take meaningful market share. We are constantly evaluating our business model to strike the appropriate balance between growth and additional profitability and we will continue to do just that.

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FINAL TRANSCRIPT
Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

So thank you for listening and I would like to open it up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). First up today, we will have a question from Ajay Kasargod at Morgan Keegan.

Ajay Kasargod—Morgan Keegan—Analyst

Thanks and congratulations on the quarter. The first question, George, and Mike actually you started by going into a lot of detail and we appreciate that. It gives us better visibility on what is going on in the business. When you look at this overall economic climate, George, and you look at what’s going on with your business development and lead generation — can you comment a little further? Are you seeing more improvement? Is it just that you are doing that much better with Epicor 9? I guess give us a little more directionally, how you see this turning for the back half of the year?

George Klaus—Epicor—CEO

Well, Ajay, I believe based on everything I see around the world basically, and I watch the news very carefully all the time and the financial metrics that the economy is still struggling. With that said, I am very pleased to report that we just came off a three-day strategy meeting with my board of directors, and all of my direct reports presented at that meeting. And our pipeline for this second half of the year look very strong, which is a pure indication for me that as you measure our license revenue growth against our competitors, we are selling because of Epicor 9 and moving into these other geographies, as Mike pointed out, I think it is 32 languages by the end of the year.

Yes, in what was I think still a weak economy, Epicor 9 is really kicking butt. And we, and if the economy starts to move a little again — and as I mentioned, our customer based sales are weak. And even with the weaker customer base sales we are still having strong growth in overall license sales and that’s because the strong pipelines or new accounts with Epicor 9. There is just no other way to look at it.

Ajay Kasargod—Morgan Keegan—Analyst

And two quick follow-ups on Epicor 9 and I’ll drop off. One, when it comes to Epicor 9, I know you go direct, but are you expanding to new markets with the new languages. What are you doing in terms of setting up your partner ecosystem to hit the appropriate accounts? And then the second part of that is when you are talking about Epicor 9 market share gained, can you be a little more specific about where you are seeing or who you are seeing the low hanging fruit from? Thank you.

George Klaus—Epicor—CEO

Okay, first I will take the partner thing. I will have John Hiraoka answer the second half of that. In addition to my board meeting this week, we had a partner meeting where we had over 100 partners, which I got the privilege to address and talk to about, and they in fact are having a very good year also. Our partner business is growing. As we expand into all these geographies, the 2700 people who work at Epicor cannot possibly cover all of the nooks and crannies of the world. And so we are aggressively promoting the partner — the new partners in these particular locations. And in fact our partner revenue is growing as a percent of the overall revenue very nicely. So we will talk more and more about the growing partner base.

And I met with some of these people and they have left — maybe I shouldn’t tell this, but I will tell one quick story and I won’t tell you who it was, but one of the partners I had breakfast with, I asked him what made him become a partner. He said, well we were getting our butt kicked by Epicor in the company he was with, representing. And he said the final straw was I submitted a bid for $225,000 to my customer who had my products installed for upgrading and they chose Epicor. I called my friend back to the side and said, Do you mind what I ask you what the sale price of the Epicor deal was? And he said, you’re not going to like it, but it was $480,000. So the customer paid twice as much for our product.

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Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

Our product is functionally very strong and making a big difference out there. And our partners are not only — not only our existing partners, but the new partners are hooking on to us because of that. John do you want to go with the second part?

John Hiraoka—Epicor—Chief Marketing Officer

Relative to where we are seeing strength and in markets is really relative to what we have done internationally and in some of the new markets. We have seen strength as Mike pointed out in the Middle East. We are seeing strength in the Latin America markets in addition to our traditional markets in North America and western Europe, central and eastern Europe. China continues to do very, very well, Australia and New Zealand where obviously the economies down there have not been affected as much by the current conditions we have seen over the last couple years focus on raw materials, manufacturing there.

Our distribution business is growing fantastically relative to the product we were able to bring to market. And one of the key things for us is really the focus on global companies which are either putting in divisions, they are opening plants offshore. They are starting to expand and ramp up, or they are putting in distribution in these offshore markets. And because of our ability to serve those, that’s been an area we have been able to differentiate.

Ajay Kasargod—Morgan Keegan—Analyst

Okay, John. Thank you.

Operator

Next up in our roster we have a question from Ross MacMillan at Jefferies.

Ross MacMillan—Jefferies—Analyst

Thanks a lot. You obviously talked a lot about the strength of new name customers. Can you remind us of the typical Epicor ratio in license sales between new name and install base and maybe where that is today relative to that traditional long-term ratio?

George Klaus—Epicor—CEO

Well, traditionally it is about 50/50 and it has been for many years. As you know I have been with the company 14 years. Traditionally it has been about 50/50. I think this last quarter came closer to 60/40 new name versus install base. And that is why I was beating my chest on the fact that our new name business is so strong as that install base business starts to come back, we are going to see very nice numbers in our growth, even better than the ones we are seeing now.

Ross MacMillan—Jefferies—Analyst

And does that suggest your existing mid-range ERP customers are not really driving sales of Epicor 9? It is really net new. So those guys are still very much prospects over time to transition to Epicor 9.

George Klaus —Epicor—CEO

That’s absolutely true.

Ross MacMillan—Jefferies—Analyst

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FINAL TRANSCRIPT
Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

Just a couple others. Your confidence in the third quarter from your remarks it sounds like it is not retail, it is still Epicor 9. I just wanted to confirm that. The reason I ask is you obviously had a better hardware number this quarter. I wondered if there was any software flow through in next quarter.

George Klaus—Epicor—CEO

On the retail side I would say our retail business is performing well in the economy that we are in. There is no pull through from that hardware for additional software in the next quarter that we see at this point and time on the retail side. But our retail business continues to perform at a level that is very acceptable based on the economy they are in. And once again we have a great series of products there, and our selling point solutions, some very superior point solutions and to our install base, which is generating most of the license business on the retail side. Just the opposite from the ERP side, as Mike pointed out. New name business on the ERP side and customer base business on the retail side is really driving software.

Ross MacMillan—Jefferies—Analyst

And then just on the — I think Mike, you mentioned cost adjustments as much of the sales force is either on plan to retire quota or already retired quota. I wasn’t clear. So are you just in comp plans or is it other cost elements in the business you are adjusting and you are leaving the comp plan for the year unchanged?

George Klaus—Epicor—CEO

Let me answer that for Mike. We are doing all of the above.

Ross MacMillan—Jefferies—Analyst

And then just two quick housekeeping, did you have any deals over $1 million and do you have the split of international revenue percentage? Thanks.

Mike Pietrini—Epicor—CFO

The answer is no we didn’t have any deals over $1 million. And our split was 60/40, 60% on the Americas and 40% international on the revenue split.

Ross MacMillan—Jefferies—Analyst

Thanks a lot. Congrats.

Mike Pietrini—Epicor—CFO

Thanks, Ross.

Operator

We will move on next to Kevin Liu at B. Riley and Company.

Kevin Liu—B Riley—Analyst

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FINAL TRANSCRIPT
Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

Good afternoon. I apologize if some of these questions have been answered as I hopped on late. But first off, just In terms of the existing customers that are upgrading to Epicor 9 at this time frame — are you guys seeing them adopting new modules or are they trying to upgrade the functionality they already have?

John Hiraoka—Epicor—Chief Marketing Officer

A little of both. Predominantly they are upgrading to the new functionality and that kind of thing. We are starting to get more and more inquiries about the additional functionality that flows through that, the additional modules that are available that flow through that on the Epicor 9 side of the fence.

George Klaus—Epicor—CEO

It is one of the metrics we didn’t give you, and I’m pulling this from memory so don’t hold me exactly to it. We have a number, a large number, hundreds of Epicor 9 systems that have been shipped for evaluation by our installed customer base.

Kevin Liu—B Riley—Analyst

Got it. And when you talk to those customers, is it your sense that they do have budgets in place where they could potentially update this year, or is the anticipation that you might not get much of a pick up from that base until next year?

John Hiraoka—Epicor—Chief Marketing Officer

Well, they are still a bit cautious when it comes to the budget. You know how these things go through appropriations. The people in charge of the systems are very excited about the application. The next part of that is now putting forth the ROI and that type of thing. As I say, as George alluded to earlier, they are still very cautious when it comes to the economy, and I think that’s very reflective in our customer base sales.

Kevin Liu—B Riley—Analyst

And then on the maintenance line, I just saw that down slightly on a sequential basis. Given the strength in licenses you guys have had the high renewal rates and just curious why that was down quarter over quarter.

George Klaus—Epicor—CEO

It was down just slightly, and one of the things I think is happening here, and it is bad news/good news story. And that is our legacy products, the revenue — the maintenance revenue was falling off slightly faster than our new name Epicor product revenue maintenance is generating. And we have done a big study on that, and it looks like somewhere in the middle — early middle of next year, it is going to cross the line there and we will be growing revenue faster with Epicor 9 than any other falloff with the legacy product. We are doing everything we can to keep the legacy products on maintenance, and we are doing a good job with 94% retention, by the way. But we are seeing a little pressure on the maintenance number from that phenomenon right now.

Russ Clark—Epicor—SVP, Finance

And George if I can add to that. We did have some FX head winds as well that resulted in a $300,000 to $400,000 decrease.

Kevin Liu—B Riley—Analyst

That’s helpful. Thank you. And another follow-up on the sales and marketing incentive comp question. Just wondering, I’m assuming you guys have already begun to accrue higher incentive comps just given that a lot of these guys are going on these plans.

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FINAL TRANSCRIPT
Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

Could you help us understand or quantify for us what sort of impact that’s had on the profitability or the margins or if that’s even had an impact on the earnings per share realized in the quarter?

George Klaus—Epicor—CEO

Of course if you have higher costs it will affect earnings per share. We have continued to me et all of our guided — our guidance, both in revenue and earnings per share. And we have certainly factored that into Q3 and expect to meet our guidance in Q3 for earnings per share also.

We identified the problem early. For those of you who have been around, you might remember a few years ago when a problem snuck up on us in the fourth quarter, but we have identified this problem early and I think we are on top of it and doing the right things to make sure we continue to perform at the numbers we guide to.

Kevin Liu—B Riley—Analyst

All right. Thanks. Nice quarter, guys.

Mike Pietrini—Epicor—CFO

Thanks, Kevin.

Operator

We will take our next question from Mark Schappel at Benchmark.

Mark Schappel—Benchmark—Analyst

Good evening. Just a follow-up on the foreign exchange question. Mike can you just give us the foreign exchange impact on total revenue?

Russ Clark—Epicor—SVP, Finance

Sure. This is Russ. The revenue impact, so a minute ago on maintenance I was talking about sequential. Year over year for Q2 there wasn’t much on the revenue side. It was pretty flat. Expenses, though, were a little more sensitive. It was about a 1.5% impact there on growing expenses. It hurt the bottom line to the tune of $1.5 million from FX.

Mark Schappel—Benchmark—Analyst

But very little on the top line?

Russ Clark—Epicor—SVP, Finance

Yes, year over year.

Mark Schappel—Benchmark—Analyst

And then George moving to the retail business, could you give us a sense of whether that business was actually growing on a year to year basis?

George Klaus—Epicor—CEO

You take it.

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FINAL TRANSCRIPT
Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

Mark Schappel—Benchmark—Analyst

Or was it stable?

Russ Clark—Epicor—SVP, Finance

On a year and year basis, Mark, it is. It is up 5.5%. It is up 5.5% on a year on year basis. As you know we made some changes and we made change in the executive management level there. We have been appropriately adjusting that business to its book of business over the last couple years. I think we are much more — I am much more comfortable where we have that retail business positioned right now so any help they get from the economy will absolutely help that business.

George Klaus—Epicor—CEO

Their performance in the forecast — they met their forecast in Q2.

Mark Schappel—Benchmark—Analyst

That 5.5% number, does that exclude the hardware business?

Russ Clark—Epicor—SVP, Finance

No, it includes all of it. But just to be fair for a minute, I am doing it off memory, but the net license revenue was up slightly, and their consulting was up slightly, and their maintenance was I think flat year on year. That was from memory. And the hardware, as you know, was up big on the year on year basis.

Mark Schappel—Benchmark—Analyst

That helps. And one final question, just refresh our memory on the restructuring in the quarter?

George Klaus—Epicor—CEO

So you want to answer that, Russ?

Russ Clark—Epicor—SVP, Finance

Sure. We had a couple things going on there, some facilities over in Europe, the rental market there is pretty soft. So we took some charges on some lease commitments we had over there for facilities we are not using all of anymore. And we had some executive compensation severance charges in that number as well.

George Klaus—Epicor—CEO

Guys, you know we made a change in the executive management of our retail division, so we had a severance charge there.

Mark Schappel—Benchmark—Analyst

But as far as the — your developers and sales force goes, no impact there?

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FINAL TRANSCRIPT
Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

George Klaus—Epicor—CEO

NO.

Mark Schappel—Benchmark—Analyst

Thank you.

Operator

(Operator Instructions). We will move to the next question in line and that is going to be Brian Murphy at Sidoti.

Brian Murphy—Sidoti—Analyst

Thanks for taking my question. Mike, can you just give us a color on the big jump in hardware during the quarter? I know that can be pretty lumpy, but should we expect a similar number in the September quarter or do you think that’s going to sort of normalize in the back half of the year?

Mike Pietrini—Epicor—CFO

Well, the big jump is predominantly due to we had a couple of our customers on the retail side of the fence. We completed the implementation a little sooner, and as a result the hardware follow through came as a result of that. As I guided to in my release, we believe the hardware number to be $5 million to $6 million in Q3, so not quite as strong as it was in Q2.

Brian Murphy—Sidoti—Analyst

Great, thank you.

Mike Pietrini—Epicor—CFO

You got it.

Operator

Moving on now to Steve Koenig at Longbow. Steve Koenig: Hi, thanks for taking my questions, guys. Just a couple questions, some of my questions have been answered here.

Let’s start with maybe an Epicor history question. This one probably for George. George, I was wondering if you were to compare the Epicor 9 cycle with the Vantage 8 cycle, how does it compare in your mind? And one of the attributes I am thinking about is the length of the adoption curve and how quickly it is happening. And how soon did Vantage 8 growth peak out after the initial introduction? I know that is going back a ways, but if you have thoughts on how to comparing the cycle. I’m just trying to get at a trajectory for Epicor 9, hearing your growth — how long will it take to reach maximum velocity is what I am thinking about.

George Klaus—Epicor—CEO

Well I think the primary thrust behind the sales force really getting strong and selling more and more product is reference accounts. Anytime you put a new product in the market, it takes a while for customers, because the first salesman that sells to a prospect and doesn’t have a reference account he has to do a good job to buy the product to install it. As I mentioned in my talk, we have over 200 people live running their software right now. We have another 140 plus expected to go live by the end of the year. It makes it a lot easier going forward for customers — for our

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FINAL TRANSCRIPT
Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

sales people around the world as they are selling the prospects to have reference accounts to take the perspective customers to show them exactly what is going on.

As it relates to Vantage, I don’t know I know the answer to your question. I think it’s kind of similar. But I’ll tell you one thing that stands out in my mind is Vantage, during the cycles we started to wind up, had a lot more product quality problems than we have with Epicor 9. And that is going to bode very well with us for Epicor 9.

Steve Koenig—Longbow—Analyst

Yes, we picked up some of that from our conversations out there. Okay.

So on Epicor 9, I guess what I’m wondering then is we have two opposing forces. One is you are picking up reference accounts and gaining critical mass, but then the other one is your comparisons. You are going to start to get tougher as you move through a more stable economic environment by late last year. I guess the question is how should we think about the license growth trajectory given those two opposing factors? Would we think about similar growth rates from what we have seen in the first half? Or do we think about accelerating? How do we think about those forces playing out?

Mike Pietrini—Epicor—CFO

As you know, Steve, we are not giving any guidance out more than a quarter at a time. So again to that point, I can’t really give you any color about what we think those are. However, if you take look at Epicor history and review, you can easily go back and take a look at how we did as a company in 2005, 2006, 2007 were a bit more normalized periods before where we have gotten into 2008 and 2009 and all of the economic conditions surrounding that. You can extrapolate what you will from that.

George Klaus—Epicor—CEO

Just to add to it, I hate to say this, but we have a pretty easy comp over Q3 of 2009.

Mike Pietrini—Epicor—CFO

Right, and keep in mind too, as George eluded to, our base sales are still off, way off from where they were in those periods I just referenced. As you know, base sales are much higher margin business, smaller sales cycles, so there is — when that base comes back, there is lots of opportunity for us as a company.

Steve Koenig—Longbow—Analyst

Okay. That’s great. And then if I may end up with one last question and I will stick to near-term Q3 outlook. You get some qualitative commentary that was helpful about the sequential pattern and how we may break with the typical seasonally down pattern. Do you think consulting could be down just a little bit are or consulting flat quarter on quarter — how do we think of that number?

Mike Pietrini—Epicor—CFO

Just as we said, slightly down on a — if you are talking Q3 to Q2 comparative, slightly down.

Steve Koenig—Longbow—Analyst

Okay. Thank you very much, appreciate your help.

Mike Pietrini—Epicor—CFO

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FINAL TRANSCRIPT
Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

You’re welcome.

Operator

We have a follow-up question now from Ajay Kasargod.

Ajay Kasargod—Morgan Keegan—Analyst

Thank you. Mike, you had mentioned just on that last question kind of highlighted base sales and that opportunity for base sales to pick up, and that would probably be a tail wind for you guys. Mike, when you look at your book of business and you have tremendous business on the sales side, how do you know that is coming back? How can you measure and quantify that and have some insight to when that business will come back?

Mike Pietrini—Epicor—CFO

We run the sales organization on the CAM sales, the Customer Account Management sales, the exact same way they do in the new business. So they have a sales process they follow, that kind of thing. Without getting long winded on that answer, those sales people know their clients inside and out. And then sales management gauge with them on overall outlook, where is their business, how are they doing, how is the product, are they making a difference, that type of thing. Then they are taking a look at what they’re talking to them about. We have a forecast on the modules that they’re selling to them by module, time frame, that type of deal.

As you know one of the tricky things about customer base sales is they are your customers. So your sales approach to them is definitely a much softer approach than it is on a new name process. A new name process as you know, is a six to nine month process, where in a customer process, it can be anywhere from a week to 45 days long. Again there is a lot more invested in a new name process so they are much more committed to the process than the customer side. Again, that’s why you see some lumpiness when it comes to the customer side.

George Klaus—Epicor—CEO

What I am about to say is maybe not relative to Q3, but it is more to Q4. It is not unusual in Q4 to see budget flush. When companies actually wind up with extra money at the end of the year, the IT department actually gets a chance to spend some of it. We would expect to see some of that before the year is over.

Mike Pietrini—Epicor—CFO

And one other encouraging thing I would say is the list of customers — our customer base is evaluating Epicor 9 is growing every day. There is a lot of momentum and a lot of talk about that. We have our big customer conference coming up in the last half of October right, John?

John Hiraoka—Epicor—Chief Marketing Officer

Mid-October, yes, the perspectives. So when we get over 2,000 customers there. And there will be a lot of excitement and momentum around Epicor 9 like every year.

Ajay Kasargod—Morgan Keegan—Analyst

This is the last follow-up, and when it comes to — you know, the businesses obviously, you have your lumps and we have this difficult economic environment. You guys have clearly gotten a great product cycle going through and have good stability in the business at least in terms of the core maintenance. Have you guys started talking about what the target model looks like longer term, how you want to trend it? I guess I want to know, not the specifics, but is this something that we will have a target model to talk to us in the future?

Mike Pietrini—Epicor—CFO

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FINAL TRANSCRIPT
Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

Well let me answer a question. We have several models and my CEO is aggressive. As you know, he is a growth oriented CEO. We have lots of models in place to say okay here is where we are at and here is what we think we can do. Here is an aggressive model. Here is a conservative model. So we have several models. To George’s point, we just reviewed a few of the models with our board in our strategic session just recently this week. As far as being able to give you any color or flavor as to what we think those things might look like or that kind of thing, at this time no. I can’t give you any color or any flavor.

George Klaus—Epicor—CEO

I think what we can say is, we want to get back to where license revenue is 20% of our overall revenue. I think we stated that before. We want to get back to that. Of course in addition to that we are focusing on improving our margins.

Mike Pietrini—Epicor—CFO

Yes, That’s absolutely true.

Ajay Kasargod—Morgan Keegan—Analyst

Thank you.

Operator

We’ll move back to Ross McMillan.

Ross MacMillan—Jefferies—Analyst

Just to clarify something earlier on FX, Russ, can you help me understand the mechanics of the no impact to revenue, but the negative $1.5 million impact to expense, can you help me understand the dynamic that drives that? Thanks.

Russ Clark—Epicor—SVP, Finance

Yes, when I look at that major currency pairs we have with the USD, we are heavy on euro, pound, Canadian dollar, kronor, and Australian dollar would be the top five. So the big thing going on there in the year over year is our sensitivity to the Canadian dollar. On the revenue side it is roughly flat, but our legacy NSP operation is up in Canada are all on the expense side as the customer base is in the US. That’s what resulted in the mismatch there.

Ross MacMillan—Jefferies—Analyst

Canadian costs, great.

George Klaus—Epicor—CEO

We have about 400 people in Canada I think, right?

Russ Clark—Epicor—SVP, Finance

Yes. Absolutely.

Ross MacMillan—Jefferies—Analyst

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FINAL TRANSCRIPT
Jul 29, 2010 / 09:00PM GMT, EPIC - Q2 2010 Epicor Software Earnings Conference Call

Thanks so much.

Operator

With that, ladies and gentlemen, thank you very much for participating. We will conclude the question and answer session, and I will turn things back over to George Klaus.

George Klaus—Epicor—CEO

Thanks, Kevin.

In closing I want as always to thank all of our employees for working so hard in the first half of 2010 and delivering as I said many times, efforts don’t count. Results do. They are not only working hard, but bringing home results. Everyone is working hard and I am confident we will have even a stronger second half of the year than we had in the first half.

Additionally we appreciate our customers’ and our partners’ confidence in Epicor, and we look forward to continuing and move our business forward and benefit all of the relationships that we deal with day-to-day. So thanks for joining us on the call and we look forward to following up with any questions you might have.

Operator

Thanks again for joining, everyone. That will conclude today’s call. Once more, have a good day.

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